Exhibit 5.1

Squire Patton Boggs (US) LLP 1900 Phillips Point West 777 South Flagler Drive West Palm Beach, Florida 33401

O +1 561 650 7200 F +1 561 655 1509 squirepattonboggs.com

[            ] [    ], 2015

NextEra Energy, Inc.

700 Universe Boulevard

Juno Beach, Florida 33408

Ladies and Gentlemen

We have acted as special counsel to NextEra Energy, Inc., a Florida corporation (“NEE”), in connection with the Registration Statement on Form S-4, Registration No. 333-201397 (as amended, the “Registration Statement”), filed with the U.S. Securities and Exchange Commission (the “Commission”), relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of up to 30,000,000 shares of NEE’s common stock, $0.01 par value (“Common Shares”), to be issued by NEE in connection with the merger of NEE Acquisition Sub II, Inc., a Delaware corporation, with and into Hawaiian Electric Industries, Inc. (“HEI”), a Hawaii corporation (the “Merger”), pursuant to the Agreement and Plan of Merger, dated as of December 3, 2014 (the “Merger Agreement”), by and among NEE, HEI, NEE Acquisition Sub I, LLC and NEE Acquisition Sub II, Inc.

For the purposes of this opinion, we have examined the following: (1) the Registration Statement; (2) the Merger Agreement; (3) the Certificate of Active Status of the Secretary of State of the State of Florida, dated                 , 2015; (4) the Restated Articles of Incorporation of NEE, certified by the Vice President, Compliance & Corporate Secretary, as of the date hereof; (5) the Amended and Restated Bylaws of NEE, certified by the Vice President, Compliance & Corporate Secretary, as of the date hereof; (6) the resolutions of the Board of Directors of NEE adopted on October 16, 2014, as certified by the Vice President, Compliance & Corporate Secretary, as of the date hereof with respect to the Registration Statement, the Common Shares and the Merger Agreement; and (7) such other corporate records, certificates and other documents and such questions of law as we have considered necessary or appropriate for the purposes of this opinion. The documents described in (1) through (7) above are collectively referred to as the “Documents.”

Based on the foregoing, upon the assumption that that there will be no material changes to the Documents, we are of the opinion that the Common Shares that may be issued to the holders of HEI common stock in connection with the Merger have been duly authorized by NEE and, when the Registration Statement has been declared effective by order of the Commission and when the Common Shares have been issued to such shareholders in accordance with the

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terms of the Merger Agreement and the Registration Statement upon consummation of the Merger, the Common Shares will be validly issued, fully paid and non-assessable.

In rendering the foregoing opinion, we have assumed without verification: (1) the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies; (2) the legal capacity for all purposes relevant hereto of all natural persons; (3) with respect to all parties to agreements or instruments relevant hereto, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments; (4) that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties; and (5) that such agreements or instruments are the valid, binding and enforceable obligations of such parties. We have also assumed that: (A) the certificates representing the Common Shares, if issued in certificated form, will conform to specimens examined by us and a direct registration or transaction advice representing the Common Shares will be in the form or in substantially the form used by the registrar and transfer agent for shares of NEE’s common stock issued without certificates; (B) the certificates representing the Common Shares, if issued in certificated form will be duly countersigned by the transfer agent; and (C) the Common Shares will be duly registered by the registrar thereof.

In connection with all factual matters regarding this opinion, we have relied exclusively upon the certificates and other documents and information identified above. We have not verified any factual matters in connection with or apart from our review of such certificates and other documents, and, accordingly, we do not express any opinion or belief or make any representation as to matters that might have been disclosed by such verification.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and the reference to our name therein, as well as under the heading “Legal Matters” in the related proxy statement/prospectus. In giving the foregoing consents, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

This opinion is limited to the laws of the State of Florida and the federal laws of the United States insofar as they bear on matters covered hereby. We assume no obligation to revise or supplement the opinion rendered herein should the above-referenced laws be changed by legislative or regulatory action, judicial decision or otherwise. We express no opinion as to compliance with the “blue sky” laws of any jurisdication and the opinions set forth herein are qualified in that respect.

Sincerely,